Exhibit 10.01

LOAN AGREEMENT

Dated as of November [*], 2025

between

BALLENGEE GROUP, LLC

and

TEXAS SECURITY BANK

LOAN AGREEMENT

THIS LOAN AGREEMENT dated effective as of November [*], 2025, is between BALLENGEE GROUP, LLC, a Texas limited liability company (“Borrower”), and TEXAS SECURITY BANK (together with its successors and assigns, “Lender”).

RECITALS:

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“Accounts” means any right of a Person to payment for goods sold or leased or for services rendered, but shall not include interest or service charges.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” means this Loan Agreement, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Ballengee RE Loan Documents” means that certain Loan Agreement dated on or about even date herewith between 2278 Monitor, LLC and Lender, together with the documents, instruments, and agreement executed in connection therewith from time to time, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed.

“Borrower” means the Person identified as such in the Introductory Paragraph hereof, and its successors and assigns.

“Borrowing Base” means, for any period of measurement, an amount equal to 80% of the value of the Pledged Receivables as determined by Lender.

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“Borrowing Base Report” means a report in the form of report attached hereto as Exhibit B, appropriately completed, executed by the president, director of accounting, or chief financial officer of the Borrower.

“Borrowing Request” has the meaning set forth in Section 2.1 of this Agreement.

“BSA” has the meaning set forth in Section 3.24 of this Agreement.

“Business Day” has the meaning assigned to it in the Note.

“Capitalized Lease Obligation” means, for any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes as required by GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any rule, guideline or directive (having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the transfer of any Equity Interests in the Borrower when compared to the ownership on the Closing Date; or (b) James H. Ballengee ceases to (i) own, directly or indirectly, at least 51% of the equity interests in Borrower, 2278 Monitor, LLC, and BSG Holdings LLC, or (ii) be actively involved in the day-to-day management and operation of Borrower, 2278 Monitor, LLC, and BSG Holdings LLC, and have the power to direct or cause the direction of the management and policies of Borrower, 2278 Monitor, LLC, and BSG Holdings LLC.

“Closing Date” means November [*], 2025.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning set forth in Section 2.7 of this Agreement.

“Commitment” means the obligation of Lender to make Revolving Loans pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding Three Million Dollars ($3,000,000.00), subject, however, to termination pursuant to Section 8.2 of this Agreement.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by the chief financial officer of Borrower.

“Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its certificate of formation and company agreement; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

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“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capitalized Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the creditors of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation, (j) any obligation under any so called “synthetic leases”, (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” has the meaning assigned to it in the Note.

“Dollars” and “$” each mean lawful money of the United States of America.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms “Multiemployer Plan,” “PBGC,” “Prohibited Transaction,” and “Reportable Event” have the same meanings as provided therefor in ERISA.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

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“ERISA Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an “employer” as defined in ERISA.

“Event of Default” has the meaning set forth in Section 8.1 of this Agreement.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means James Ballengee, individually, Mary Helen Ballengee Trust, and any other Person who from time to time Guarantee’s all or any part of the Obligations.

“Guaranty” means a written guaranty of each Guarantor in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Hazardous Material” includes all materials defined as hazardous materials or substances under any Laws relating to the environment, and petroleum, petroleum products, oil and asbestos.

“Initial Financial Statements” means the financial statements of the Related Parties described or referred to in Section 3.2 of this Agreement.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property in whatever form, now owned or hereafter acquired by Borrower.

“Inventory” means all inventory (as defined in Chapter 9 of the UCC) of Borrower, including raw materials, work-in-process and finished goods of every kind and character, whether presently in existence or hereafter acquired and wherever located, and specifically includes all of Borrower’s inventory that has been delivered to its “shipping point”, is “on the water”, or otherwise for which title has passed to Borrower.

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“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, pledges, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Loans” means the Revolving Loans.

“Material Adverse Event” means any act, event, condition, or circumstance which could reasonably be expected to materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or of the Borrower and the other Related Parties, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at any time, the maximum non-usurious rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Note” means the Revolving Note, as the same may be amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time.

“Obligated Party” means Borrower or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and each other Obligated Party to Lender or Affiliates of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

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“OFAC” has the meaning set forth in Section 3.24 of this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Permitted Liens” means (a) Liens for taxes, assessments and other governmental charges arising by law in the ordinary course of business for sums which are not yet due and payable, (b) Liens of mechanics, materialmen, warehousemen and other like Persons arising by law in the ordinary course of business for sums which are not yet due and payable, (c) Liens not delinquent created by statute in connection with worker’s compensation, unemployment insurance and social security obligations, and (d) encumbrances consisting of minor irregularities, easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Related Party to use such assets in its business, provided that the term “Permitted Liens” shall not include any Lien securing Debt.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Player Contract” means, collectively, an executed Representation Agreement executed by the Borrower and a player, and a player contract executed by a major league baseball club and the player, in each case, in form and substance reasonably satisfactory to Lender with respect to a Pledged Receivable.

“Pledged Receivables” means Accounts due to Borrower within any period of measurement under Player Contracts provided that, in each case, (a) Lender has a first priority perfected security interest therein, (b) it is not subject to any right, claim, Lien, or other interest of any other Person (other than Liens in favor of Lender), (c) Borrower’s right to receive payment in connection therewith is absolute and not contingent upon the fulfillment of any condition whatsoever, (d) it is payable in Dollars, (e) it is not subject to any facts, events, or occurrences which could reasonably be expected to impair the validity, enforceability, or collectability or reduce the amount payable, (f) it is not otherwise unacceptable to Lender in its reasonable credit judgment, (g) Lender has received a fully executed copy of the Player Contract, which agreement is in form and substance reasonably satisfactory to Lender, (h) no default has occurred under any Player Contract, and (i) such Accounts will not be received on or after the Maturity Date (as defined in the Note).

“Principal Office” means the principal office of Lender, presently located at 2102 E State Hwy 114, Southlake, Texas 76092.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Related Indebtedness” has the meaning set forth in Section 11.18 of this Agreement.

“Related Party” means Borrower and any of its Subsidiaries, if any. “Related Parties” means, collectively, all said Persons.

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“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Revolving Loans” has the meaning set forth in Section 2.1 of this Agreement.

“Revolving Note” means that certain promissory note dated of even date herewith in the stated principal amount of the Commitment from Borrower and payable to the order of Lender, and all amendments, extensions, renewals, replacements, and modifications thereof.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Security Agreement” means the Pledge and Security Agreement of Borrower in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.

“Security Documents” means each and every Security Agreement, Guaranty, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time to secure the Obligations or any portion thereof.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debt.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of the Subsidiaries or by Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Termination Date” means 11:00 A.M. Dallas, Texas time on February 28, 2027, or such earlier date on which the Commitment terminates as provided in this Agreement.

“UCC” means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

Section 1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

Section 1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

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ARTICLE II
loans; payments; and collateral

Section 2.1 Revolving Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more loans (each herein called a “Revolving Loans” and collectively the “Revolving Loans”) to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Revolving Loans at any time outstanding shall not exceed the lesser of (i) the amount of the Commitment or (ii) the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(a) Revolving Note. The obligation of Borrower to repay the Revolving Loans and interest thereon shall be evidenced by the Revolving Note.

(b) Repayment of Principal of Revolving Loans. Borrower shall repay in full the unpaid principal amount of all Revolving Loans on the Termination Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement.

(c) Interest. The unpaid principal amount of the Revolving Note shall, subject to the following sentence, bear interest as provided in the Revolving Note. If at any time the rate of interest specified in the Revolving Note would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Loans equals the aggregate amount of interest which would have accrued on the Revolving Loans if the interest rate had not been limited by the Maximum Rate.

(d) Borrowing Procedure. Borrower shall give Lender notice of each Revolving Loan by means of a borrowing request in the form of Exhibit A attached hereto (the “Borrowing Request”) containing the information required therein and delivered to Lender no later than 11:00 a.m. (Texas time) on the day on which the Revolving Loan is desired to be funded. Lender at its option may accept telephonic requests for such Revolving Loans, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a Borrowing Request in connection with subsequent Revolving Loans. Any telephonic request for a Revolving Loan by Borrower shall be promptly confirmed by submission of a properly completed a Borrowing Request to Lender, but failure to deliver a Borrowing Request shall not be a defense to payment of the Revolving Loan. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Loan shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at the Principal Office.

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Section 2.2 General Provisions Regarding Interest; Etc.

(a) Default Interest Rate. Any outstanding principal of any Loan and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate until such time as Lender shall waive in writing the application of the Default Interest Rate to such Event of Default situation. Interest payable at the Default Interest Rate shall be payable from time to time ON DEMAND.

(b) Computation of Interest. Interest on the Loan and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3 Unused Facility Fee. Intentionally deleted.

Section 2.4 Use of Proceeds. The proceeds of the Revolving Loans shall be used by Borrower for general working capital purposes of the Borrower.

Section 2.5 Method of Payment. All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Note. The Lender may, at the Lender’s option, but without any obligation to do so, automatically and without notice to Borrower, sweep or debit from any account or accounts of Borrower maintained with Lender, to the extent funds are available, an amount equal to the principal, interest and other amounts due from Borrower to Lender; provided, that this authorization shall not affect the obligation of the Borrower to pay such sums when due, without notice, if there are insufficient funds in such account or accounts to make such payment in full on the due date thereof, or if the Lender fails, or elects in its discretion not, to debit such account or accounts.

Section 2.6 Prepayments.

(a) Voluntary Prepayments. Borrower may prepay all or any portion of the Note to the extent and in the manner provided for therein without premium or penalty.

(b) Mandatory Prepayment. Borrower must pay on DEMAND the amount by which at any time the unpaid principal balance of the Revolving Note exceeds the lesser of the Commitment and the Borrowing Base.

(c) Clean Up Period. Borrower shall repay in full the unpaid principal balance of the Revolving Loans and all accrued but unpaid interest thereon annually between July 31st and December 31st of each year and maintain a balance of $0.00 outstanding for a period of at least thirty (30) consecutive days during such period.

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Section 2.7 Collateral. To secure full and complete payment and performance of the Obligations, Borrower grants to Lender a security interest in all Property of Borrower, and Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents reasonably required by Lender in connection therewith (the “Collateral”). Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, whether in connection with any advance hereunder or otherwise, as Lender, in its reasonable discretion, deems necessary to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

Section 2.8 Setoff. If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may reasonably determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

Section 2.9 Lockbox and Account Collections. Borrower will maintain under such written agreements as Lender requires, as security for the Obligations, a lockbox (“Lockbox”) and depository account in the name of Lender (“Depository Account”). All payments from Account debtors of Borrower will be deposited directly into the Depository Accounts, and Lender is authorized to transfer to the Depository Account any funds which are Account debtor payments but which have been deposited into any other depository account of Borrower at Lender. Borrower agrees that Lender will have all right, title and interest in and to all items and funds from time to time in the Depository Account. Checks received into the Depository Account will not be considered good funds until Lender’s depository bank has effected final settlement with respect thereto by irrevocable credit to Lender. Lender is authorized to apply any and all funds in the Depository Account at any time, and from time to time, to the Obligations in any order Lender may elect. Upon written notice to Borrower from Lender, Borrower will advise all of its account debtors to direct their payments to the Lockbox, at the address established by the Lockbox arrangements. All payments received into the Lockbox will be deposited into the Depository Account for disposition as set forth above in this section.

Section 2.10 Commitment Fee. On or before the Closing Date, Borrower shall pay to Lender a non-refundable commitment fee in the amount of $15,000 (the “Commitment Fee”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 3.1 Corporate Existence. Each Related Party, as applicable, (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable; (b) has all requisite power and authority to own its Property and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Each Related Party has the power and authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is or may become a party.

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Section 3.2 Financial Statements; Etc. Borrower has delivered to Lender such financial statements of the Obligated Parties as have been requested by Lender. Such financial statements are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Related Parties as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. No Related Party has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the most recent financial statements referred to in this Section. All projections delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections.

Section 3.3 Action; No Breach. The execution, delivery, and performance by Borrower and each other Obligated Party of the Loan Documents to which it is or may become a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any Law to which such Person is subject, or (iii) any agreement or instrument to which such Person is a party or by which such Person or any of its Property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or property of such Person, other than Liens created by the Loan Documents.

Section 3.4 Operation of Business. Each Related Party possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and no Related Party is in violation of any valid rights of others with respect to any of the foregoing.

Section 3.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the actual knowledge of Borrower, threatened against or affecting any Related Party or any other Obligated Party, that could reasonably be expected to, based on current information actually known by Borrower, result in a Material Adverse Event. There are no outstanding judgments against any Related Party or any other Obligated Party.

Section 3.6 Rights in Properties; Liens. Each Related Party has good and indefeasible title to or valid leasehold interests in its Property, including the Property reflected in the Initial Financial Statements and none of the Property of any Related Party is subject to any Lien, except as permitted by Section 5.2.

Section 3.7 Enforceability. The Loan Documents constitute legal, valid, and binding obligations of Borrower and each other Obligated Party thereto, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

Section 3.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of the Loan Documents to which it is a party or the validity or enforceability thereof.

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Section 3.9 Debt. Borrower has no Debt, except for the Obligations and as permitted under Section 5.1.

Section 3.10 Taxes. Each Related Party has filed all tax returns (federal, state, and local) required to be filed, unless duly extended, including all income, franchise, employment, property, and sales tax returns, and has paid all of its liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower knows of no pending investigation of any Related Party by any taxing authority or of any pending but unassessed tax liability of any Related Party except for Borrower’s obligation to pay real property taxes under Leases, which are not yet due and payable.

Section 3.11 Use of Proceeds; Margin Securities. No Related Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.12 ERISA. No Related Party has nor does any Related Party presently intend to enact an ERISA Plan nor will any Related Party in the future enact such an ERISA Plan without the prior written consent of Lender.

Section 3.13 Disclosure. To Borrower’s actual knowledge, no statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein not materially misleading. There is no fact actually known to Borrower which is a Material Adverse Event that has not been disclosed in writing to Lender.

Section 3.14 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries.

Section 3.15 Agreements. No Related Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which, in each case, could reasonably be expected to result in a Material Adverse Event. To Borrower’s actual knowledge, no Related Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 3.16 Compliance with Laws. To its actual knowledge, no Related Party is in violation in any material respect of any Laws to which it is subject.

Section 3.17 Inventory. To Borrower’s actual knowledge, all inventory of Borrower has been, and is hereafter intended to be, produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

Section 3.18 Investment Company Act. No Related Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Section 3.19 Environmental Condition. To Borrower’s actual knowledge, none of the Property of any Related Party owned by a Related Party has ever been used by any of the Related Parties in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law.

Section 3.20 Intellectual Property. All material Intellectual Property owned or used by the Related Parties is listed, together with application or registration numbers, where applicable, in the Security Agreement. Borrower owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to result in a Material Adverse Event. Borrower will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and Borrower will promptly patent or register, as the case may be, all new Intellectual Property and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

Section 3.21 State of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The jurisdiction of organization of each Related Party is set forth in subparagraph (a) of Schedule 3.21.

(b) The chief executive office of each Related Party is located at the address indicated in subparagraph (b) of Schedule 3.21.

(c) Each Related Party’s organization identification number, if any, is identified in subparagraph (c) of Schedule 3.21.

(d) Each Related Party’s federal tax identification number is identified in subparagraph (d) of Schedule 3.21.

Section 3.22 Fraudulent Transfer.

(a) Each Related Party and each other Obligated Party is Solvent.

(b) No transfer of Property is being made by Borrower or any other Obligated Party, and no obligation is being incurred by Borrower or any other Obligated Party in connection with the transaction contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any other Obligated Party.

Section 3.23 Leases. The Related Parties enjoy peaceful and undisturbed possession under all leases material to their businesses and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no default by any Related Party exists under any of them. The only lease of Borrower is for the property owned by 2278 Monitor, LLC.

Section 3.24 Anti-Terrorism and Anti-Money Laundering. No Related Party or any other Obligated Party or any of their respective Affiliates is or shall be (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute, Executive Order or regulation; or (b) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. To Borrower’s knowledge, each Related Party, each other Obligated Party, and each of their respective Affiliates are in full compliance with all applicable provisions of the Bank Secrecy Act (“BSA”) and of all other laws, regulations, and government guidance relating to the prevention and detection of money laundering violations or terrorist activities or threats.

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ARTICLE IV
AFFIRMATIVE COVENANTS

So long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, unless Lender otherwise consents in writing, Borrower agrees that:

Section 4.1 Reporting Requirements. Borrower will furnish, or cause to be furnished, to Lender:

(a) Annual Financial Statements of James Ballengee; Tax Returns. Within thirteen (13) months from the date of the financial statements of James Ballengee previously delivered to Lender, financial statements of James Ballengee showing the financial position in form and substance reasonably satisfactory to Lender certified by James Ballengee to be true and correct and to fairly and accurately present the financial condition of James Ballengee; and, within the earlier of thirty (30) days of filing or November 15th of each year, a copy of the federal income tax return of James Ballengee;

(b) Annual Financial Statements of Mary Helen Ballengee Trust; Tax Returns. As soon as available, and in any event within thirty (30) days after the end of each fiscal year of the Mary Helen Ballengee Trust, beginning with the fiscal year ending December 31, 2025, a copy of a financial report of Mary Helen Ballengee Trust as of the end of such fiscal year, containing balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail, and certified by the trustee of the Mary Helen Ballengee Trust to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of the Mary Helen Ballengee Trust, at the date and for the periods indicated therein; and, within the earlier of thirty (30) days of filing or November 15th of each year, a copy of the federal income tax return of Mary Helen Ballengee Trust;

(c) Annual Financial Statements of Jorgan Development, LLC. Within ten (10) days of any request by Lender, a copy of the most recent financial statements of Jorgan Development, LLC, a Louisiana limited liability company (“Jorgan Development”) containing balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail, and certified by a responsible officer of Jorgan Development to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Jorgan Development, at the date and for the periods indicated therein;

(d) Quarterly Compliance Certificate. Within thirty (30) days after the end of each fiscal quarter of each fiscal year of Borrower, commencing with the fiscal quarter ending October 31, 2025, a Compliance Certificate, in a form acceptable to Lender, certified by the director of accounting or chief financial officer of Borrower.

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(e) Monthly Financial Statements of Borrower. As soon as available, and in any event within thirty (30) days after the end of each calendar month of each fiscal year of Borrower, a copy of an unaudited financial report of the Borrower as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail, and certified by a responsible officer of the Borrower reasonably acceptable to Lender to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of the Borrower at the date and for the periods indicated therein;

(f) Monthly Accounts Receivable and Accounts Payable Reporting. As soon as available, and in any event within thirty (30) days after the end of each calendar month of each fiscal year of Borrower, an account receivable aging, classifying each Borrower’s and its Subsidiaries’ accounts receivable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice, and in such form and detail as Lender shall require, and an accounts payable aging classifying each Borrower’s and its Subsidiaries’ accounts payable by categories of 0-30, 31-60 and over 60, from date of invoice, also in such detail as Lender shall reasonably require, and in each case certified by a responsible officer of the Borrower reasonably acceptable to Lender;

(g) Monthly Borrowing Base Report. As soon as available, and in any event within thirty (30) days after the 20th day of each calendar month, beginning with November 20, 2025, a Borrowing Base Report, in a form acceptable to Lender, certified by a reasonable officer reasonably acceptable to Lender; each Borrowing Base Report shall be accompanied by (a) executed Player Contracts evidencing each of the Pledged Receivables included in the Borrowing Base; (b) if requested by Lender, an acknowledgment of the assignment of the Player Contract executed by the counterparty to the Player Contract; and (c) a spreadsheet evidencing a schedule of receipt by Borrower of the Pledged Receivables with respect to each Player Contract.

(h) Notice of Defaults under any Player Contract. As soon as possible and in any event within thirty (30) days after the occurrence of any default under any Player Contract, a written notice setting forth the details of such default and the action that the Related Parties are taking or propose to take with respect thereto;

(i) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Related Party or any other Obligated Party or any of their respective Properties (i) that could individually or in the aggregate, result in a Material Adverse Event or (ii) that involves any of the Loan Documents or any of the transactions contemplated thereby;

(j) Notice of Default. As soon as possible and in any event within three (3) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Related Parties are taking or propose to take with respect thereto;

(k) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished by any Related Party to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section;

(l) Tax Audits. Promptly upon becoming aware thereof, notice of any investigation of any Related Party by any governmental taxing authority;

(m) Notice of Material Adverse Event. As soon as possible and in any event within ten (10) days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event;

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(n) Insurance Reports. Within ten (10) days after Borrower’s receipt of written request of Lender, furnish to Lender reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the properties insured; (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (vi) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower; and

(o) General Information. Promptly, such other information concerning any Related Party or any other Obligated Party as Lender may from time to time reasonably request.

Section 4.2 Maintenance of Existence; Conduct of Business. Borrower will, and will cause each other Related Party to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will, and will cause each other Related Party to, conduct its business in an orderly and efficient manner in accordance with good business practices. Without limitation, Borrower will not, and will not permit any other Related Party to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, and Borrower will not, and will not permit any other Related Party to, rescind, cancel or modify any Account except in the ordinary course of business.

Section 4.3 Maintenance of Properties. Borrower will, and will cause each other Related Party to, maintain, keep, and preserve all of its Property (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 4.4 Taxes and Claims. Borrower will, and will cause each other Related Party to, pay or discharge before becoming delinquent (a) all of its indebtedness and obligations including, without limitation, all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that no Related Party shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being Contested in Good Faith.

Section 4.5 Insurance.

(a) Borrower will keep, and will cause each other Related Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Borrower will maintain, and will cause each other Related Party to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including, for locations reasonably determined by Borrower to be appropriate, the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lender and (ii) such other insurance coverage in such amounts and with respect to such risks as Lender may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Lender. Borrower will not, and will not permit any other Related Party to, bring or keep any article on any business location of any Related Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.5, or would otherwise be prohibited by the terms thereof.

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(c) On or prior to the Closing Date, and at all times thereafter, Borrower will cause Lender to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.5 pursuant to endorsements in form and content acceptable to Lender. Borrower will deliver to Lender (i) on the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until the lesser of the time frame provided in the insurance policy or ten (10) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of Lender from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

(d) In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, and such failure continues for at least five (5) days after Borrower’s written receipt of notice from Lender, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, to the fullest extent provided by law Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.6 Inspection Rights. At any reasonable time and from time to time, Borrower will, and will cause each other Related Party to, at Borrower’s expense, permit representatives of Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its Property, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

Section 4.7 Keeping Books and Records. Borrower will, and will cause each other Related Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and permit Lender to examine and audit such books and records at reasonable times.

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Section 4.8 Compliance with Laws. Borrower will, and will cause each other Related Party to, comply, in all material respects, with all applicable Laws and all restrictions and requirements imposed by any Governmental Authority.

Section 4.9 Compliance with Agreements. Borrower will, and will cause each other Related Party to, comply, in all material respects, with all agreements, contracts, and instruments binding on it or affecting its Property or business, including, without limitation, the Loan Documents.

Section 4.10 Further Assurances. Borrower will, and will cause each other Related Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 4.11 ERISA. Borrower will, and will cause each other Related Party to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 4.12 Environmental. Borrower will, and will cause each other Related Party to, (a) keep any Property owned by it free of any environmental claims or liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such environmental liens, and (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests.

Section 4.13 Environmental Studies. Borrower will, and will cause each other Related Party to, promptly conduct and complete at Borrower’s expense all such investigations and testings as may be requested by Lender or any Governmental Authority relating to compliance by Borrower and the other Related Parties with Environmental Laws.

Section 4.14 Treasury Management. Borrower will, and will cause each other Related Party to, maintain all accounts and execute such agreements necessary for Lender to act as the principal bank of Related Parties and Borrower will, and will cause each other Related Party to, maintain Lender as the principal depository bank of Related Parties, including for the maintenance of business, cash management, merchant processing, and operating and administrative deposit accounts. If Borrower maintains bank accounts or securities accounts with a Person other than Lender, such account shall at all times be subject to a control agreement in form and substance satisfactory to Lender executed by such Person.

ARTICLE V
NEGATIVE COVENANTS

So long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, unless Lender otherwise consents in writing, Borrower agrees that:

Section 5.1 Debt. Without the prior written consent of the Lender, Borrower will not, and will not permit any other Related Party to, incur, create, assume, or permit to exist any Debt, except:

(a) Debt to Lender;

(b) Debt existing on the date of this Agreement which is disclosed in the financial statements of Borrower delivered to Lender prior to the date of this Agreement; and

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(c) Purchase money Debt and Capitalized Lease Obligations not to exceed $25,000 in the aggregate.

Section 5.2 Limitation on Liens. Borrower will not, and will not permit any other Related Party to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Liens in favor of Lender or an Affiliate of Lender; and

(b) Permitted Liens.

Section 5.3 Mergers, Consolidations, Etc. Borrower will not, and will not permit any other Related Party to, (a) amend its Constituent Documents or otherwise change its corporate name or structure, (b) form a subsidiary company, (c) consolidate with or merge into, or acquire any Person, (d) permit any Person to consolidate with or merge into, or acquire any Related Party, (e) acquire any shares or other evidence of any ownership or beneficial interest of any Person, or (f) acquire all or substantially all of the assets and business of any Person or any division of any Person.

Section 5.4 Restricted Payments. Borrower will not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its Equity Interests, or redeem, purchase, retire, call, or otherwise acquire any of its Equity Interests, or permit any Related Party to purchase or otherwise acquire any Equity Interest of Borrower or of any other Related Party or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests.

Section 5.5 Loans and Investments. Borrower will not, and will not permit any other Related Party to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00;

(c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; and

(d) loans or investments to which Lender consents in writing or for which Lender makes an advance hereunder.

Section 5.6 Limitation on Issuance of Equity. Borrower will not, and will not permit any other Related Party to, at any time issue, sell, assign, or otherwise dispose of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant, or other right to acquire any of its Equity Interests.

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Section 5.7 Transactions With Affiliates. Borrower will not, and will not permit any other Related Party to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property or the rendering of any service, with any Affiliate of the Related Parties.

Section 5.8 Disposition of Assets. Borrower will not, and will not permit any other Related Party to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets except (a) dispositions of inventory, furniture, fixtures, and equipment in the ordinary course of business, and (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business.

Section 5.9 Sale and Leaseback. Borrower will not, and will not permit any other Related Party to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 5.10 Prepayment of Debt. Borrower will not, and will not permit any other Related Party to, directly or indirectly, prepay any Debt, except the Obligations.

Section 5.11 Nature of Business. Borrower will not, and will not permit any other Related Party to, engage in any business other than the business in which it is engaged as of the date of this Agreement.

Section 5.12 Environmental Protection. Borrower will not, and will not permit any other Related Party to conduct any activity or use any of its Properties in any manner that is likely to violate any Environmental Law for which any of the Related Parties would be responsible.

Section 5.13 Accounting. Borrower will not, and will not permit any other Related Party to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed in writing to Lender, or (b) in tax reporting treatment, except as required by law and disclosed in writing to Lender.

Section 5.14 No Negative Pledge. Borrower will not, and will not permit any other Related Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits any Related Party from creating or incurring a Lien on any of its Property.

Section 5.15 Subsidiaries. Borrower will not, directly or indirectly, form or acquire any Subsidiary without the prior written consent of Lender.

Section 5.16 Anti-Terrorism and Anti-Money Laundering Provisions. Borrower will not, and will not permit any other Related Party to, take any action or engage in any activity of any nature whatsoever that would or could result in any Related Party being (a) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC or any other similar lists maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute, Executive Order or regulation; or (b) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. Borrower will not, and will not permit any other Related Party to, fail to comply with the applicable provisions of the BSA and all other laws, regulations, and government guidance relating to the prevention and detection of money laundering violations or terrorist activities or threats.

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ARTICLE VI
FINANCIAL COVENANTS

So long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, unless Lender otherwise consents in writing Borrower agrees that:

Section 6.1 Minimum Debt Service Coverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, commencing with the quarter ended December 31, 2025, the Debt Service Coverage Ratio of Borrower, for the four fiscal quarter period then ended, to be less than 1.25 to 1.00. As used herein the term (a) “Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) EBITDAR of Borrower to (ii) Debt Service of Borrower and 2278 Monitor, LLC to Lender in accordance with GAAP; (b) “EBITDAR” means an amount equal to (i) net income of Borrower determined in accordance with GAAP, plus (ii) the sum of the following to the extent deducted in the calculation of net income: (A) cash interest expense; (B) tax; (C) depreciation; (D) amortization; (E) extraordinary losses acceptable to Lender determined in accordance with GAAP; and (F) rent paid by Borrower to 2278 Monitor, LLC; and (iii) minus (i) extraordinary gains determined in accordance with GAAP, and (ii) all non-recurring, non-cash items increasing net income; and (c) “Debt Service” means the sum of all regularly scheduled principal payments and all cash interest expense that are paid or payable during such period in respect of all Debt of such Person (other than scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1 Initial Extension of Credit. The obligation of Lender to make the initial Loan under any Note is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the directors of Borrower and each other Obligated Party certified by an officer (or other custodian of records) which authorize the execution, delivery, and performance by each such Person of this Agreement and the other Loan Documents to which it is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Persons together with specimen signatures of such Persons;

(c) Constituent Documents. The Constituent Documents for each Related Party and each other Obligated Party as of a date acceptable to Lender;

(d) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Related Party and each other Obligated Party as to the existence and good standing of, such Person, each dated within ten (10) days prior to the date of the initial Loan;

(e) Note. The Note executed by Borrower;

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(f) Security Documents. The Security Documents executed by each Obligated Party thereto;

(g) Financing Statements. Uniform Commercial Code financing statements covering such Collateral as Lender may request;

(h) Guaranty. A Guaranty executed by each Guarantor;

(i) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 4.5, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering Collateral;

(j) UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against each Related Party and each other Obligated Party in the offices of the Secretary of State of the state of incorporation or formation, such search to be as of a date no more than twenty (20) days prior to the date of the initial Loan;

(k) Releases of Liens and UCC-3 Termination Statements. Release of Liens and UCC-3 Termination Statements executed by such Persons as Lender may deem necessary to insure Lender’s first priority security interest in and to the Collateral;

(l) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 9.1, to the extent incurred, shall have been paid in full by Borrower;

(m) Fees. Borrower shall have paid all fees, costs and expenses, including the Commitment Fee, that the Borrower is required to pay pursuant to any loan application or commitment;

(n) Due Diligence. Lender shall have completed such credit underwriting and due diligence with respect to each Related Party and each other Obligated Party (including verifications necessary or required under OFAC and BSA), the Collateral, and the transactions as Lender deems appropriate, and the results of such underwriting and due diligence are satisfactory to the Lender, in its sole discretion;

(o) Depository Relationship. Evidence that the Borrower shall have completed the process of establishing their primary depository relationship with Lender as set forth in Section 4.14 hereof;

(p) Landlord Waivers. A landlord waiver for the property leased by the Borrower;

(q) Player Contracts. Executed copies of each Player Contract including in the Borrowing Base, together with, if requested by Lender, an acknowledgment from the counterparty regarding the assignment of such agreement; and

(r) Additional Items. Lender shall have received such other agreements, certificates and documents as Lender may reasonably request, including a list of real estate owned by Borrower.

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Section 7.2 All Extensions of Credit. The obligation of Lender to make any Loan (including the initial Loan) is subject to the following additional conditions precedent:

(a) Borrowing Request. Lender shall have received in accordance with this Agreement, a Borrowing Request pursuant to Lender’s requirements dated the date of such Loan and executed by an authorized officer of Borrower, together with such other documents and certificates that Lender may request including, without limitation, a current Borrowing Base Report;

(b) No Default, Etc. No Default or Material Adverse Event shall have occurred and be continuing, or would result from or after giving effect to such Loan;

(c) Representations and Warranties. All of the representations and warranties contained in Article III hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date; and

(d) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

ARTICLE VIII
DEFAULT

Section 8.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due;

(b) Borrower shall fail to provide to Lender timely any financial statement, report or notice required by Section 4.1 of this Agreement and such failure continues for five (5) days after the date such failure first began;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of its officers, partners, or members, as applicable) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with the Loan Documents shall be false, misleading, or erroneous in any material respect when made or deemed to have been made;

(d) Borrower or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as otherwise covered by this Section 8.1), and such failure shall continue for more than twenty (20) days following the earlier of the date (i) Borrower has knowledge of such failure or (ii) Borrower receives written notice from Lender of such failure (provided, in no event, shall Lender be required to provide more than one written notice in any twelve (12) month period);

(e) Any Related Party or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

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(f) An involuntary proceeding shall be commenced against any Related Party or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

(g) Any Related Party or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) of One Hundred Thousand Dollars ($25,000.00) or more (whether individually or in the aggregate), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

(h) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any other Obligated Party or any of their respective shareholders, partners, or members, as applicable, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby;

(i) The occurrence of any Change of Control;

(j) Any Related Party or any Obligated Party or any of its Property or revenues shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(k) Any Related Party or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) against any of its assets or properties;

(l) A final judgment or judgments for the payment of money in excess of Fifty Thousand Dollars ($25,000.00) in the aggregate shall be rendered by a court or courts against any Related Party or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the relevant Related Party or any Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

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(m) The dissolution, liquidation, termination or forfeiture of the right to do business of Borrower or any other Obligated Party for any reason whatsoever, or the death or incapacity of an individual Obligated Party;

(n) A default under any of the Ballengee RE Loan Documents;

(o) Any substantial impairment of value, loss, damage or destruction (not covered by insurance) of the Collateral occurs;

(p) If there is a suit, investigation, or proceeding before or by any Governmental Authority pending against Borrower that could, if adversely determined, result in a Material Adverse Event as determined by Lender; or

(q) Lender determines that a Material Adverse Event has occurred or a circumstance exists that could result in a Material Adverse Event.

Section 8.2 Remedies Upon Default. If any Default or Event of Default shall occur and be continuing after the expiration of any applicable notice and opportunity to cure, then Lender may without notice terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 8.1(e) or (f), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable) any amounts received on account of the Obligations shall be applied by Lender in accordance with the provisions of the Note.

Section 8.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower and any other Obligated Party against any and all of the obligations of Borrower and any other Obligated Party now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or any other Obligated Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 8.5 Performance by Lender. If any Obligated Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, Lender may, following the occurrence of an Event of Default, perform or attempt to perform such covenant or agreement on behalf of such Obligated Party. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in connection with such performance or attempted performance to Lender, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of any Obligated Party under this Agreement or any other Loan Document.

ARTICLE IX
expenses and indemnity

Section 9.1 Expenses. Borrower hereby agrees to pay on demand: (a) all actual and reasonable costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (b) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Related Parties.

Section 9.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE OF LENDER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY BREACH BY ANY RELATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (C) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY RELATED PARTY, OR (D) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

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Section 9.3 Limitation of Liability. Neither Lender or any Affiliate of Lender, or any officer, director, employee, attorney, or agent of Lender or any Affiliate of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Related Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

ARTICLE X
reserved

ARTICLE XI
miscellaneous

Section 11.1 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligated Party or any of its shareholders, partners, or members, as applicable, or any other Person.

Section 11.2 Lender Not Fiduciary. The relationship between the Obligated Parties and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with the Obligated Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Obligated Parties and Lender to be other than that of debtor and creditor.

Section 11.3 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.4 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.5 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of Lender.

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Section 11.6 Survival. All representations and warranties made in any of the Loan Documents or in any document, statement, or certificate furnished in connection with any of the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 9.1, 9.2, and 9.3 shall survive repayment of the Obligations and termination of the Commitment.

Section 11.7 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower or any other Obligated Party is a party may be amended or waived only by an instrument in writing signed by the parties thereto.

Section 11.8 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier; (ii) if delivered by mail, four (4) business days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when sent; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 11.9 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas; provided that Lender shall retain all rights under federal law. This Agreement has been entered into in Dallas County, Texas, and is performable for all purposes in Dallas County, Texas. The parties hereby agree that any lawsuit, action, or proceeding that is brought (whether in contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby, or the actions of the Lender in the negotiation, administration or enforcement of any of the Loan Documents shall be brought in a state or federal court of competent jurisdiction located in Dallas, Texas. Borrower hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of such courts, (b) waives any objection it may now or hereafter have as to the venue of any such lawsuit, action, or proceeding brought in any such court, and (c) further waives any claim that it may now or hereafter have that any such court is an inconvenient forum.

Section 11.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf., tif. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The foregoing shall apply to each other Loan Document mutatis mutandis.

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Section 11.11 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.12 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.13 Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and the other Related Parties, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 11.14 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. All indemnification and release provisions of this Agreement and the other Loan Documents shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 11.15 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.16 WAIVER OF JURY TRIAL. BORROWER, GUARANTOR, AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER, GUARANTOR, AND BANK EACH REPRESENTS TO THE OTHER THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 11.17 Authorization to File Financing Statements. Lender is authorized to complete and file financing statements in any state to perfect the security interests granted by any of the Loan Documents.

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Section 11.18 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of any Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 11.19 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Related Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Section 11.20 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

[Remainder of the Page Intentionally Left Blank]

LOAN AGREEMENT	Page 30

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

BALLENGEE GROUP, LLC
a Texas limited liability company

By:

Address for Notices:
2278 Monitor St
Dallas, Texas 75207

LOAN AGREEMENT—Signature Page

LENDER:

TEXAS SECURITY BANK

By:

Address for Notices:
Texas Security Bank
2102 E State Hwy 114
Southlake, TX 76092
Attn:
Email:

LOAN AGREEMENT—Signature Page

INDEX TO SCHEDULES

Schedule

Schedule 3.21 – State of Organization, Etc.

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

A	Borrowing Request
B	Borrowing Base Report
C	Compliance Certificate

LOAN AGREEMENT

SCHEDULE 3.21

State of Organization, Etc.

(a)	Jurisdiction of Organization:

Borrower – Texas

(b)	Chief Executive Office of Borrower

2278 Monitor St
Dallas, Texas 75207

(c)	Organization identification number of Borrower

[*] —Texas

(d)	Federal tax identification number of Borrower

[*]

LOAN AGREEMENT

EXHIBIT A

borrowing REQUEST

Reference is made to that certain Loan Agreement dated as of November [*], 2025 (as from time to time amended, the “Agreement”), by and between BALLENGEE GROUP, LLC, a Texas limited liability company (“Borrower”), and TEXAS SECURITY BANK (“Lender”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests Lender to make a Revolving Loan in the amount set forth below in Item (4) under the heading “Borrowing Information”.

To induce Lender to make the requested Revolving Loan, Borrower hereby represents, warrants, acknowledges, and agrees to and with Lender that:

(a) The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b) All representations and warranties contained in the Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date.

(c) All covenants and agreements contained in the Agreement and in each of the other Loan Documents to have been complied with and performed on or prior to the making of the requested Revolving Loan have been fully complied with and performed.

(d) No Default or Event of Default has occurred and is continuing or would result from the requested Revolving Loan.

(e) All conditions precedent to the advance of the requested Revolving Loan set forth in Article VII of the Agreement have been satisfied.

(f) Since _______________, there has been no material adverse change in the Collateral or in the business, assets, operations, prospects or condition, financial or otherwise, of any Related Party.

(g) The amount of the requested Revolving Loan, when added to the aggregate principal amount of all outstanding Revolving Loans will not exceed an amount equal to the lesser of (i) the Borrowing Base or (ii) the Commitment.

(h) All information supplied below is true, correct and complete as of the date hereof.

EXHIBIT A	Page 1

BORROWING INFORMATION

(1)	Amount of the Commitment (lesser of Borrowing Base or Commitment)	$___________________

(2)	Outstanding principal amount of Revolving Loans prior to requested Revolving Loan	$___________________

(3)	Net availability of credit: line (1) minus line (2)	$___________________

(4)	Amount of requested Revolving Loan	$___________________

(5)	Date of Revolving Loan	___________________

IN WITNESS WHEREOF, this instrument is executed as of ____________________.

BALLENGEE GROUP, LLC
a Texas limited liability company

By:
Name:
Title:

EXHIBIT A	Page 2

EXHIBIT B

BORROWING BASE REPORT

FOR MONTH ENDED ______________________________ (THE “SUBJECT PERIOD”)

LENDER:	TEXAS SECURITY BANK

BORROWER:	BALLENGEE GROUP, LLC

This certificate is delivered under the Loan Agreement (the “Agreement”) dated as of November [*], 2025, between Borrower and Lender. Capitalized terms used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender on the date hereof that (a) no Default or Event of Default has occurred and is continuing, (b) a review of the activities of the Related Parties during the Subject Period has been made under my supervision with a view to determining the amount of the current Borrowing Base, and (c) the information set forth below hereto is true and correct as of the last day of the Subject Period. Attached hereto is (i) executed Player Contracts evidencing each of the Pledged Receivables included in the Borrowing Base; (ii) if requested by Lender, an acknowledgment of the assignment of the Player Contract executed by the counterparty to the Player Contract; and (iii) a spreadsheet evidencing a schedule of receipt by Borrower of the Pledged Receivables with respect to each Player Contract.

LINE			Maximum advance rate %	AT END OF SUBJECT PERIOD
1.	Total Pledged Receivables			$________________

	(a)	80% of Pledged Receivables		$________________

	(b)	Less		$________________

	(i)	Pledged Receivables for which Lender does not have a first priority perfected security interest therein		$________________

	(ii)	Pledged Receivables that are subject to any right, claim, Lien, or other interest of any other Person (other than Liens in favor of Lender)		$________________

	(iii)	Pledge Receivables where Borrower’s right to receive payment in connection therewith is not absolute or contingent upon the fulfillment of any condition whatsoever		$________________

EXHIBIT B	Page 1

	(iv)	Pledged Receivables not payable in Dollars	$________________

	(v)	Pledged Receivables subject to any facts, events, or occurrences which could reasonably be expected to impair the validity, enforceability, or collectability or reduce the amount payable	$________________

	(vi)	Pledged Receivables not acceptable to Lender in its reasonable credit judgment	$________________

	(vii)	Pledged Receivables for which Lender has not received a fully executed copy of the Player Contract, which agreement is in form and substance reasonably satisfactory to Lender

	(viii)	Pledged Receivables for which a default has occurred under any Player Contract

	(ix)	Pledged Receivables in which the Accounts will not be received on or before the Maturity Date (as defined in the Note)

2.	Borrowing Base (line 1(a) less the sum of lines (b)(i)-(ix)		$________________

BORROWER:

BALLENGEE GROUP, LLC,
a Texas limited liability company

By:
Name:
Title:

EXHIBIT B	Page 2

EXHIBIT C

COMPLIANCE CERTIFICATE

FOR QUARTER ENDED ________________________ (THE “SUBJECT PERIOD”)

LENDER:	TEXAS SECURITY BANK

BORROWER:	BALLENGEE GROUP, LLC

This certificate is delivered under the Loan Agreement (the “Agreement”) dated as of November [*], 2025, between Borrower and Lender. Capitalized terms when used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. I certify to Lender that, on the date of this certificate, (a) the financial statements of Borrower attached to this certificate were prepared in accordance with GAAP, and present fairly the financial condition and results of operations of Borrower as of the end of and for the Subject Period, (b) no Default or Event of Default currently exists or has occurred which has not been cured or waived by Lender, and (c) the status of compliance by Borrower with certain covenants of the Agreement at the end of the Subject Period is as set forth below:

In Compliance as of End of Subject Period (Please Indicate)
1.	Financial Statements and Reports		Yes	No

	(a)	Annual Financial Statements of James Ballengee within 13 months of prior financial statements.	Yes	No

	(b)	Tax return of James Ballengee	Yes	No

	(c)	Annual Financial Statements of Mary Helen Ballengee Trust within thirty days of year end	Yes	No

	(d)	Tax return of Mary Helen Ballengee Trust	Yes	No

	(e)	Monthly Financial Statements of Borrower within 30 days after the end of each month	Yes	No

	(f)	Monthly AR and AP reporting within 30 days after the end of each month	Yes	No

	(g)	Monthly Borrowing Base Report within 30 days after the 20th day of each month	Yes	No

	(h)	Notice of default under any Player Contract	Yes	No

	(i)	Provide other required reporting timely.	Yes	No

2.	Minimum DSCR 1.25 to 1.00 (See attached Calculation Page).		Yes	No

BORROWER:

BALLENGEE GROUP, LLC,
a Texas limited liability company

By:
Name:
Title:

EXHIBIT C